SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2006

UNIPRO FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in Charter)

Florida	000-50491	65-1193022
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

31200 Via Colinas, Suite 200
Westlake Village, CA 91362
(Address of Principal Executive Offices)

(818) 597-5772
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 1, 2006, UNIPRO Financial Service, Inc. (“Company”) entered into a Securities Exchange Agreement (the “Securities Exchange Agreement”) with China Fire Protection Group and its subsidiary, and its members, pursuant to which the Company will acquired all of the issued and outstanding shares of China Fire Protection Group in exchange for 701,538.46 shares of the Company’s Series A Convertible Preferred Stock, no par value. The Series A Convertible Preferred Stock is convertible into an aggregate of approximately 22.8 million common shares. The Company’s current shareholders will retain approximately 1.2 million shares on a post reverse split basis.

Pursuant to the Securities Exchange Agreement, there are numerous conditions to the closing of the transaction including:

•	Approval by the Company’s Board of Directors of a 5:1 reverse stock split;

•	Approval by the Company’s shareholders to amend its current articles of incorporation;

•	The completion of a private placement of the Company’s common shares at $3.25 per share, in the aggregate amount of at least $8 million, to close simultaneous with the share exchange;

•	The parties reaching an agreement with respect to registration rights for certain shareholders of the Company; and

•	Certain other conditions to closing contained in the Securities Exchange Agreement.

The Company makes no representations as to the likelihood that the transaction will be completed or that the conditions can be met.

A copy of the Securities Exchange Agreement is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Securities Exchange Agreement, dated as of September 1, 2006, by and among the Company, China Fire Protection Group and Sureland, its subsidiary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Unipro Financial Services, Inc.

/s/ John Vogel
By:  John Vogel
Its: President
Date:  September 1, 2006